Exhibit 99.1

Press Release

Source:  Coates International, Ltd.

Coates International, Ltd. Announces Second License and Escrow Agreement with Well to Wire Energy, Inc.

Friday, April 11, 2008 FOR IMMEDIATE RELEASE
WALL TOWNSHIP, N.J. -- Coates International, Ltd. (the “Company” or “Coates”) (OTCBB: COTE) - announced that the company has entered into a second license agreement with Well to Wire Energy, Inc. (“WWE”) for the territory of the United States (the “US License”). The US License provides for a license fee of $50 million and annual minimum purchases of Coates CSRV Systems as a condition of exclusivity.  The US license has been deposited into an escrow account and the grant under the license is not effective until the conditions for release from escrow are satisfied.

The escrow agreement was established to provide a more secure mechanism for the Company to collect payments due under both the prior Canadian licensing and research and development agreements and the initial monies due under the new $50 million US License.  The Escrow Agreement provides that the US License shall be held until WWE remits payment of the initial monies due thereunder (the “Release Payment”).  While the US License is held in escrow there shall not be any grant of license to WWE. The initial monies due under the US License consist of a down payment of $1 million from WWE to the Company and an additional $8.5 million in payment of the balance of all of the monies due to the Company in connection with the license for the territory of Canada, including the Canadian license agreement and the research and development agreement (the “Canadian Agreements”).  WWE is expected to make non-refundable periodic payments to the Company in unspecified amounts as partial payments of the Release Payment until such Release Payment has been paid in full. Upon full satisfaction of the Release Payment, the US License agreement would be released from escrow.

WWE is a privately held company and to date has previously made nonrefundable payments to us totaling $1,500,000 and has made an additional payment of $375,000 in April 2008.  Therefore the total nonrefundable payments made by WWE to the Company to date is $1,875,000.

Under the Escrow Agreement, WWE is required to remit the full amount of the Release Payment by June 30, 2008 (the “Payment Period”). Should WWE be unable to make the Release Payment within the Payment Period, the Canadian license agreement shall automatically become non-exclusive. However, provided that WWE shall have paid at least $500,000 on account of the Release Payment, the Payment Period shall be extended until September 30, 2008 (the “Extended Release Period”). Should WWE be able to make the entire Release Payment within the Extended Release Period, the exclusivity of the Canadian license agreement would be reinstated.

The failure of WWE to make the entire Release Payment within the Release Period or within the Extended Release Period should it be extended, shall constitute a breach of the Escrow Agreement, the Canadian license agreement and the US License. In such event, the Company would be entitled to (i) retain any and all monies received from WWE and (ii) immediately, cancel the Escrow Agreement, the Canadian license agreement and the US License.

The US License would, if WWE is able to satisfy the Escrow Agreement release provisions, grant to WWE the right to use, sell and lease Licensed Products, as defined, as the power source for the generation of electrical energy for the oil and gas industry and from landfills.

WWE is required to procure all internal combustion engines incorporating the CSRV Valve System from the Company or its designee. The license granted to WWE is exclusive within the Territory, provided that WWE satisfies the minimum annual purchase commitment of 120 internal combustion engines incorporating the CSRV System, the Coates Engines and all component parts. The agreement also grants WWE a right of first refusal in the event that the Company negotiates an offer with another third party for a worldwide license to use the Licensed Product.

After payment of the Release Payment required under the Escrow Agreement, the remaining unpaid balance of the US License of $49,000,000 is payable in quarterly installments commencing 180 days from the closing date of the Escrow Agreement. The amount of the quarterly installment payments shall be equal to 5% of WWE’s net profits over the next five years; however, in any event, the entire balance of the licensing fee must be paid in full on or before February 12, 2012.

Acceleration of the balance of the licensing fee payments shall be required in the event that WWE completes a stock offering or private placement offering.  The entire $49,000,000 unpaid balance of the licensing fee shall become due and payable if WWE raises $100 million or more from such offering.  If WWE raises $25 million or less from any such offering, then WWE must pay the Company 20% of the amount raised towards the licensing fee.

Pricing of the Licensed Products shall be set forth in a separate agreement to be executed between the parties. The Company is solely responsible for protecting the Patent Rights, as defined, in connection with the Licensed Products at its own cost and expense.  The term of the agreement shall expire upon the expiration of the last to expire of the patents comprising the Patent Rights.

Coates International, Ltd. is continuing talks with other companies that are interested in licensing its patented CSRV Technology for numerous other applications.

The Company is now in the planning stages of the production of its CSRV products.

About Coates International, Ltd.: Coates has recently completed final refinements to a patented spherical rotary valve CSRV Industrial Internal Combustion Engine developed over a period of more than 6 years and other CSRV applications over 10 years. The underlying CSRV technology was invented by George J. Coates and his son Gregory. The CSRV system is adaptable to combustion engines of many types. This technology is currently adapted to a number of practical applications including industrial generators powered by engines incorporating the CSRV technology and designed to run on flare-off gas from oil wells, landfill gas and raw natural gas. The company is actively engaged in planning for production and rollout of these engines.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

CONTACT:  Coates International, Ltd.
Susan Alpert, 732-449-7717
Fax:  732-449-0764
info@coatesengine.com
www.coatesengine.com